                                                                    EXHIBIT 99.3

                      LETTER TO DEALERS AND OTHER NOMINEES
                        OMEGA HEALTHCARE INVESTORS, INC.
                                RIGHTS OFFERING

To Securities Brokers and Dealers, Commercial Banks, Trust Companies and Other
Nominees:


    This letter is being distributed to securities brokers and dealers, commercial banks, trust companies and other nominees in connection with the offering by Omega Healthcare Investors, Inc., a Maryland corporation, of rights to purchase additional shares of its common stock at a subscription price of $2.92 per share, pursuant to rights initially distributed to holders of record of common stock as of the close of business on January 22, 2002. The rights are described in the prospectus dated January 22, 2002 relating to the rights offering.



    Each beneficial owner of shares of the common stock registered in your name or the name of your nominee is entitled to receive one right for every 2.15 shares of common stock owned by such beneficial owner on the record date. Holders of rights are entitled to subscribe for and purchase one additional share of common stock for each right exercised at the subscription price. No fractional rights have been granted; if a fractional right would have been calculated for a beneficial owner as a result of the ratio described above, the number of rights granted to such owner has been rounded up to the nearest whole right.


    We are asking you to contact your clients for whom you hold shares of common stock registered in your name or in the name of your nominee to obtain instructions with respect to the rights. Enclosed are copies of the following documents:

    1.  the prospectus relating to the subscription offering;

    2. the subscription agreement pursuant to which rights may be exercised for your use and for the information of your clients;

    3. a letter to Omega's stockholders from C. Taylor Pickett, its Chief Executive Officer;

    4. a form of a letter which may be sent to clients for whose accounts you hold shares of Omega common stock registered in your name or the name of your nominee with a form for obtaining client's instructions with regard to the subscription offer;

    5. a Substitute Form W-9 (included in the subscription agreement) and accompanying instructions relating to backup federal income tax withholding; and

    6. a return envelope addressed to EquiServe Trust Company, N.A., as subscription agent.


    YOUR PROMPT ACTION IS REQUESTED. THE RIGHTS WILL EXPIRE ON FEBRUARY 14, 2002, AT 5:00 P.M., NEW YORK CITY TIME, UNLESS THE SUBSCRIPTION PERIOD IS EXTENDED BY OMEGA (THE "EXPIRATION DATE").


    To exercise the rights, a properly completed and executed subscription agreement and payment in full for all rights exercised must be delivered to EquiServe Trust Company, N.A., the subscription agent, indicated in the prospectus prior to 5:00 P.M., New York City time, on the Expiration Date. The rights offering is subject to several closing conditions. Pending satisfaction of those conditions and expiration of the subscription period, all subscriptions and related payments will be held in escrow by EquiServe Trust Company, N.A., as escrow agent. If the conditions are not satisfied on or before the Expiration Date, as it may be extended, the rights offering will be terminated and all amendments held in escrow will be returned, without interest.

    Omega will not pay any fees or commissions to any broker, dealer or other person soliciting the exercise of rights pursuant to the rights offering.

    NEITHER OMEGA NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO EXERCISE OR REFRAIN FROM EXERCISING SUBSCRIPTION RIGHTS OR, IF EXERCISED, AS TO THE NUMBER OF SHARES OF COMMON STOCK TO PURCHASE. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS.


    The rights offering is being made to all holders of record of Omega common stock as of January 22, 2002 solely pursuant to the prospectus and the subscription agreement. The offer is not being made (nor will the exercise of rights be accepted from or on behalf of) stockholders in any jurisdiction in which the making of the offer or the acceptance of any exercise of rights therein would not be in compliance with the laws of such jurisdiction.



    Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York 10004. You may call toll free at (800) 223-2064.


                                          Very truly yours,
                                          OMEGA HEALTHCARE INVESTORS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF OMEGA HEALTHCARE INVESTORS, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.